Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Landstar System, Inc.:

We consent to the use of our reports dated February 21, 2013, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 29, 2012 and December 31, 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the fiscal years ended December 29, 2012, December 31, 2011 and December 25, 2010, and the effectiveness of internal control over financial reporting as of December 29, 2012, incorporated herein by reference.

/s/ KPMG LLP

August 6, 2013

Jacksonville, Florida

Certified Public Accountants